Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel:  (808) 531-8400

BARNWELL INDUSTRIES REACHES AGREEMENT WITH
MRMP STOCKHOLDERS TO END POTENTIAL PROXY CONTEST

Agrees to Designated Slate of Directors for Election at 2021 Annual Meeting of Stockholders

HONOLULU, HAWAII, January 28, 2021 -- Barnwell Industries, Inc. (NYSE-American: BRN) (“Barnwell” or the “Company”) is pleased to announce today that it has entered into a cooperation and support agreement with MRMP-Managers LLC, Ned L. Sherwood Revocable Trust, Ned L. Sherwood and Bradley M. Tirpak (collectively, the “MRMP Stockholders”), with respect to the potential proxy contest pertaining to the election of directors to our Board of Directors (the “Board”).

Pursuant to the terms of the agreement, among other things, the Company will nominate its current slate of directors, which includes three of the MRMP nominees and two new independent directors elected in 2020, to stand for reelection to the Board at the upcoming 2021 annual meeting of stockholders.

The MRMP Stockholders have agreed to vote their shares of common stock of the Company in favor of the election of the designated slate, and the MRMP Stockholders have agreed to withdraw their proposed slate of directors.

Mr. Grossman, Chairman of the Board, said, “We are gratified to have reached this constructive outcome.  In addition to demonstrating the Board’s commitment to acting in the long-term interests of our stockholders, this cooperation and support agreement continues the significant progress the Company has made over the past year toward strengthening and streamlining both our governance and operations.”

Mr. Sherwood added, “As a significant Barnwell stockholder, I’m gratified that the Board of Directors will be unchanged from last year and be able to continue its efforts to move the Company forward.  I’m pleased that Barnwell’s share price rose 370% from $.56 on April 3, 2020 to $2.06 per share as of the close on January 25, 2021.  We are hopeful that the momentum builds in 2021 given the current appreciation in the price of oil, the increased velocity in Hawaiian land sales, and the stability of the water drilling business.  The agreement that we have forged with the Company should avoid distraction and unnecessary expense allowing our Board to continue to position Barnwell for long term positive cash generation and further share price appreciation.”

The complete agreement between the Company and the MRMP Stockholders will be attached as an exhibit to a Current Report on Form 8-K that will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

About Barnwell Industries, Inc.

Barnwell Industries, Inc. and its subsidiaries are principally engaged in oil and natural gas exploration, development, production and sales in Canada; investing in leasehold interests in real estate in Hawaii; and well drilling services and water pumping system installation and repairs in Hawaii.

Additional Information

Barnwell intends to file a proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2021 Annual Meeting. Details concerning the nominees of Barnwell's Board of Directors for election at the 2021 Annual Meeting will be included in the proxy statement. BARNWELL STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Barnwell with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

Barnwell, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Barnwell’s stockholders in connection with the matters to be considered at the 2021 Annual Meeting. Information regarding the ownership of Barnwell’s directors and executive officers in Barnwell stock is included in their SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. Information can also be found in Barnwell’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Safe Harbor for Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those described in “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended September 30, 2020 and subsequent filings with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The Company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

Media Contacts
Gagnier Communications
Jeffrey Mathews / Dan Gagnier
(646) 569-5711
Barnwell@gagnierfc.com